EXH2-4

                            PURCHASE & SALE AGREEMENT

                             BETWEEN ALT AND NORSCAN


         AGREEMENT, made as of this 7th day of September, 1986, by and between Norscan Instruments, Ltd., a Canadian corporation having its principal place of business at Winnipeg, Manitoba, Canada (hereinafter "Norscan") and Automated Light Technologies, Inc. a Delaware corporation, having its principal place of business at Sturbridge, Massachusetts 01566 (hereinafter "ALT").


                                   WITNESSETH:


         WHEREAS, FOCMS, a fiber optic cable monitoring system, is a new and useful technology and all the uses of FOCMS have not been identified or fully explored;

         WHEREAS, ALT is a recently formed corporation;

         WHEREAS, it is the desire of ALT to engage in R&D, Engineering, Manufacturing, and Sales activities with respect to applications for FOCMS worldwide (except Canada);

         WHEREAS, ALT expects that such activities will result in specially constructed or developed FOCMS; WHEREAS, Norscan owns patents relating to FOCMS in the United Kingdom and the United States (see Appendix);

         WHEREAS, ALT plans to investigate and manufacture specialized FOCMS which may be impeded in the absence of patented inventions and related know-how technology from Norscan;

         WHEREAS, Norscan desires that FOCMS know-how technology be advanced as quickly as possible and its patented inventions be used to promote, and not hinder, such advancement;

         WHEREAS, Norscan's know-how technology may assist ALT to develop specially constructed FOCMS; and

         WHEREAS, for the foregoing reasons, ALT has offered to purchase patents and know-how from Norscan for worldwide sale and use (except Canada), under Norscan patents and know-how technology whereby ALT may pursue its plans and desires and Norscan is willing to sell such patents and know-how.

         NOW, THEREFORE, in consideration of the grants, covenants, and promises herein contained, Norscan and ALT agree as follows


         ARTICLE I - DEFINITIONS

         The following terms, whenever used in this Agreement, shall have the meaning set forth below:


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         A. "FOCMS"  shall mean all methods and  apparatus for fiber optic cable monitoring systems developed or acquired, by Norscan. Such FOCMS instruments, components, or systems may be leased, sold, and used in any appropriate application including but not limited to the fields of Telecommunications and Data communica-tions.

         B. "Norscan Patents" shall mean each foreign patent (non-Canadian) filed or acquired by Norscan which relates to FOCMS and which has a filing date or acquisition date prior to September 1, 1991.

         C. "Norscan Know-How" shall mean technical information of any kind relating to the manufacture, use or sale of FOCMS and which is owned by Norscan.

         ARTICLE II - PATENT ASSIGNMENT

         A. Norscan assigns to ALT all rights, title and interest to each of the foreign "Norscan Patents" and foreign Patent Applications filed and unfiled in consideration for which ALT grants to Norscan 150 shares of common stock of ALT. (At present, there are 3,000 shares of ALT common stock issued.) Executed Assignments of U.K. Patent 2,082,406 and U.S. Patent 4,480,251 are being prepared by Norscan for prompt transmittal to ALT. All "Norscan Patents" having a filing date or acquisition date prior to September 1, 1991 will be promptly assigned to ALT at the time of filing or acquisition.

         B. All future costs for (a) maintaining issued foreign patents and (b) filing, prosecuting and maintaining future foreign applications shall be paid by ALT . Norscan will provide ALT with all necessary assistance from the inventors in the filing and prosecution of all foreign patent applications .

         ARTICLE III - KNOW-HOW

         A. NORSCAN KNOW-HOW

         It is in the interest of ALT, Norscan and the public that the development work of ALT not be impeded because ALT does not possess certain know-how. To avoid such impediment, the parties agree that Norscan shall provide to ALT all technical know-how information required to develop and manufacture all components and related products defined as FOCMS. This technical know-how information includes but is not limited to drawings, blueprints, part lists, vendor's lists, etc. . Furthermore, the parties agree that their representatives shall meet periodically for the purpose of discussing current development work at ALT and Norscan with respect to FOCMS. ALT and Norscan agree that: (1) When such meetings are convened, each party shall be free to designate its respective representative or representatives; and (2) Each party shall be free to require that such discussions shall be subject to and conditioned upon conventional non-disclosure agreements, copies of which are attached hereto. Either as a result of such discussions or otherwise, (1) ALT may request that Norscan provide to ALT such know-how as Norscan may have with respect to a particular FOCMS, or (2) Norscan may offer to supply to ALT such know-how as Norscan has and wishes to provide with respect to a particular FOCMS.

         ARTICLE IV - ASSIGNMENT

         This Agreement can be assigned by ALT to its subsidiaries.

         ARTICLE V - TERMS AND CONDITIONS

         A. Norscan shall not provide know-how, patent rights or in any way directly or indirectly compete with ALT worldwide (except Canada) in the FOCMS products and applications as covered under the Norscan Patents (defined in Article I-C).

         B. Norscan shall obtain clearance from the ALT corporate counsel or Dr. Mohd A. Aslami and Mr. Charles DeLuca (jointly) prior to the sale of any of its shares in ALT that it has met all of its obligations under this purchase and sale agreement, for sales prior to September 1, 1991. For sale after September 1, 1991 , Norscan stall obtain only ONE clearance from ALT corporate counsel or Dr. Mohd A. Aslami and Mr. Charles DeLuca (jointly) that Norscan has met all its obligations to ALT under this Purchase and Sale Agreement up to September 1, 1991. If Norscan's request for clearance to sell shares in ALT either prior to or after September 1, 1991 is withheld by ALT corporate counsel or Mohd Aslami and Charles DeLuca as provided herein, then the clearance request shall be submitted for resolution to arbitration subject to the rules of the American Arbitration Association.

         C. Mr. David Vokey of Route 5, Hickory, N.C. 28601, a co-inventor of Norscan patents and a principal stockholder of Norscan agreed to join ALT at its request under a mutually and reasonably agreed upon compensation plan.

         D. Mr. Ken Sontag of 11 Bluegrass Road, Winnipeg, Manitoba, Canada R2C-2Z2, a principal stockholder of Norscan agrees to join ALT at its request (within one month) under a mutually and reasonably agreed upon compensation plan.

         ARTICLE VI - COMMUNICATIONS

         All notices and reports to be delivered to ALT and Norscan under the terms of this Agreement shall be considered as so delivered when sent to the other party by registered mail, postage prepaid, at the address hereinafter set forth, or to such other addresses as may subsequently be designated in writing:

                  Norscan Instruments, Ltd.
                  P.O. Box 44
                  Winnipeg, Manitoba
                  Canada R3C-2G1

                  Attention: President

                  ALT, Inc.
                  P.O. Box 945
                  Sturbridge, Massachusetts 01S66

                  Attention: President

         ARTICLE VII - MISCELLANEOUS

         A. Nothing in this Agreement is to be construed as, nor is there any other agreement between the parties which is to be construed as, an undertaking by either party to refrain from doing any act as to which a patent right is not granted by this Agreement.

         B. This Agreement has been entered into in, and shall be construed in accordance with the laws of the State of Massachusetts.

         C. This Agreement may not be waived, altered or modified except by written agreement of the parties.

         D. A waiver or any breach of any portion of this Agreement shall not constitute a waiver of a prior, concurrent or subsequent breach of the same or any other provision hereof and a waiver shall not be effective unless in writing. In the event that any provision of this Agreement shall be declared unenforceable, such provision shall be severed and the balance of the Agreement shall continue in full force and effect.

         E. Neither Norscan nor ALT shall make any press or public release concerning this Agreement except in form agreed to in writing by the other party; provided, however, neither party shall be precluded from making any disclosure concerning this Agreement which is deemed necessary to comply with the law. Any reference to or description of this Agreement which ALT desires to appear in any registration statement or offering by or on behalf of ALT shall be an accurate reference or description, consisting of material information. ALT and Norscan shall not otherwise disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other; provided, however, that: (a) ALT may, in connection with any public offering or private placement by ALT, disclose the terms and conditions of this Agreement to underwriters and placement agencies associated therewith, and (b) Norscan, after providing written notice to ALT, shall have the right to disclose the terms and conditions of this Agreement to a third party, with whom it is having licensing negotiations and subject to a non-disclosure agreement, that lasts as long as this agreement is confidential, and shall have the right to produce this Agreement in connection with any litigation to which it is a party, provided that such production is subject to a protective order, that lasts as long as this Agreement is confidential, entered by the Court.

         F. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         ARTICLE VIII - ENTIRE AGREEMENT

         The terms and provisions herein contained constitute the entire agreement between the parties relating to the patent rights and know-how granted herein and supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect thereto. Any modifications of this Agreement shall not be effective unless signed by duly authorized officers or representatives of the parties.

         ARTICLE IX - FORCE MAJEURE

         If the performance of any obligation under this Agreement is prevented by any cause beyond the reasonable control of a party, such party shall be excused from such performance for so long as is reasonable. The party so prevented shall use all practical efforts to perform its obligations as soon as possible.

         IN WITNESS THEREOF, the parties have caused this Agreement to be signed by their respective authorized officers as of the day and year first above written.

         Norscan Instruments, Ltd.           Norscan Instruments, Ltd.

         By__/S/____________ _____           By___/S/___________ _____
           Secretary         Date              President          Date

ALT, Inc.

         By__/S/____________ _____           By___/S/___________ _____
           Secretary         Date              President          Date

                                    APPENDIX

                             Norscan Foreign Patents


(1)      U.K. Patent 2,082,406B entitled -

         MONITORING ELECTRICAL CABLES AND JOINTS
         FOR THE INGRESS OF MOISTURE
         by David Ernest Vokey
            John Paul McNaughton
            Wayne Edward Domenco

(2)      U.S. Patent 4,480,251 issued October 30, 1984 entitled -

         APPARATUS TO MONITOR ELECTRICAL CABLES, INCLUDING SPLICE
         JOINTS AND THE LIKE, FOR THE INGRESS OF MOISTURE by John P. McNaughton
            Wayne E. Domenco
            David E. Vokey

(3) Norscan Foreign Patent Applications relating to FOCMS acquired or filed prior to September 1, 1991.

NORSCAN INSTRUMENTS LTD., 11 Bluegrass Road, Winnipeg, Manitoba, Canada in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, do hereby sell and assign to
AUTOMATED LIGHT TECHNOLOGIES INC., 7 Laurel Hill Road, Sturbridge, Massachusetts, USA, hereinafter called the assignee, the entire, right, title and interest in and to the invention entitled "APPARATUS TO MONITOR ELECTRICAL CABLES, INCLUDING SPLICE JOINTS AND THE LIKE, FOR THE INGRESS OF MOISTURE " as disclosed in the United States Patent No. 4,480,251 issued the 13th day of June, 1984 and in and to any and all reissues and extensions thereof, in and for the United Kingdom, and all other countries in the world save and except Canada, the same to be held and enjoyed by the said assignee, its successors, assigns, or legal representatives to the full ends of the terms for which all Letters Patent therefor are granted, as fully and entirely as the same would have been held and enjoyed by us if this assignment and sale had not been made, this assignment including the right to take action and recover in respect of any infringement of the patent that took place prior to the date of this assignment.

SIGNED at the City of Winnipeg, in the Province of Manitoba, Canada, this 13th day of February, 1987.


                                           NORSCAN INSTRUMENTS LTD.

                                           PER:___/S/______________ Pres.

                                           PER:___/S/______________ Sec.

NORSCAN INSTRUMENTS LTD., 11 Bluegrass Road, Winnipeg, Manitoba, Canada in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, do hereby sell and assign to
AUTOMATED LIGHT TECHNOLOGIES INC., 7 Laurel Hill Road, Sturbridge, Massachusetts, USA, hereinafter called the assignee, the entire, right, title and interest in and to the invention entitled "APPARATUS TO MONITOR ELECTRICAL CABLES, INCLUDING SPLICE JOINTS AND THE LIKE, FOR THE INGRESS OF MOISTURE" as disclosed in the United Kingdom Patent No. 2082406 issued the 13th day of June, 1984 and in and to any and all patents of confirmation and extensions thereof, in and for the United Kingdom, and all other countries in the world save and except Canada, the same to be held and enjoyed by the said assignee, its successors, assigns, or legal representatives to the full ends of the terms for which all Letters Patent therefor are granted, as fully and entirely as the same would have been held and enjoyed by us if this assignment and sale had not been made, this assignment including the right to take action and recover in respect of any infringement of the patent that took place prior to the date of this assignment.

SIGNED at the City of Winnipeg, in the Province of Manitoba, Canada, this 13th day of February, 1987.


                                           NORSCAN INSTRUMENTS LTD.

                                           PER:___/S/______________ Pres.

                                           PER:___/S/______________ Sec.